Exhibit 99.1

Safety Shot Expands Distribution to Chicagoland Grocery Stores

The Company’s rapid alcohol-reducing beverage, Sure Shot, launches in Pete’s Fresh Market, Caputo’s, Tony’s Fresh Market, Festival Foods, and Sunset Foods.

JUPITER, Fla., November 1, 2024 /GlobeNewswire/ — Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or “the Company”) today announced a significant expansion of its retail footprint with the launch of its 4 oz. Sure Shot beverages in select Chicagoland grocery stores. Sure Shot will be available in all stores of Pete’s Fresh Market, Caputo’s, Tony’s Fresh Market, Festival Foods, and Sunset Foods, with disruptive placements throughout the stores to maximize visibility and consumer awareness.

This strategic move into the Chicagoland market represents a key step in Safety Shot’s nationwide expansion strategy. By partnering with these regional grocery chains renowned for their commitment to quality, freshness, and diverse selections, Safety Shot gains access to a large and discerning consumer base in a major metropolitan area.

Sure Shot is the world’s first beverage designed to reduce blood alcohol content (BAC) and boost mental clarity. Crafted with essential B vitamins, antioxidants, electrolytes, and nootropics, this on-the-go beverage helps consumers enjoy themselves responsibly while supporting mental clarity and energy. Backed by a recently awarded patent and positive clinical study results, Sure Shot is uniquely formulated to reduce BAC in 30 minutes or less, providing a convenient and effective way for consumers to manage their alcohol consumption.

“We are incredibly excited to bring Sure Shot to the Chicagoland market grocers,” said Jarrett Boon, CEO of Safety Shot, Inc. “This expansion marks further confirmation in our mission to make responsible drinking more accessible and convenient for consumers. We are confident that Sure Shot will resonate with Chicagoland shoppers who are looking for healthier and more mindful ways to enjoy social occasions.”

“Since the rebrand, we’ve seen a significant increase in consumer interest and engagement with Sure Shot,” added Boon. “This expansion allows us to build on that momentum and introduce our product to a new audience of health-conscious consumers.”

“The strategic placement of off-shelf displays in these high-traffic stores is key to capturing consumer attention and driving impulse purchases,” said Josh Wagner, Chief Revenue Officer of Safety Shot, Inc. “Research shows that consumers are more likely to gravitate towards and engage with products that are prominently displayed in off-shelf locations. Combined with the eye-catching new branding and convenient 4 oz. size, Sure Shot is poised to make a strong visual impact and appeal to shoppers.”

These Chicagoland grocers are known for their commitment to providing a wide array of better-for-you products, and the introduction of Sure Shot aligns perfectly with this focus on health and wellness. Consumers who prioritize their well-being and seek innovative solutions are often drawn to new and unique products, and Sure Shot’s presence in these stores provides an excellent opportunity to reach this receptive audience.

The 4 oz. Sure Shot bottles will be prominently displayed in participating stores throughout Q4, coinciding with the holiday season when alcohol sales traditionally peak. With 60% of annual alcohol sales occurring in October, November, and December, this strategic timing allows Safety Shot to capitalize on increased consumer demand and introduce its innovative product to a wider audience. Sure Shot will be priced at $5.99 per unit.

This expansion builds upon Safety Shot’s recent initiatives to increase brand awareness and market penetration, including a new partnership with 7-Eleven stores in the Chicagoland area and a successful campaign with Launchpad Network to reach college students. These strategic partnerships, combined with the company’s ongoing commitment to innovation and product development, are expected to drive continued growth and contribute to increased shareholder value.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at www.sureshot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Safety Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Safety Shot’s Form 10-Q for the fiscal year ended June 30, 2024, filed with the Securities and Exchange Commission on August 15, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Safety Shot undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact:

Autumn Communications

Jess Weinberger

Phone: 201-213-3239

Email: shot@autumncommunications.com

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com